Exhibit 10.2

This Exhibit 10.2 includes certain identified information that has been redacted because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats as private and confidential. Where information has been redacted, it has been so indicated by a “[***]”.

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into effective as of January 1, 2025 (the “Effective Date”), by and between Dallas Jenkins (the “Executive”) and 5&2 Studios, Inc. a Delaware corporation (the “Company”).

WHEREAS, the Company and the Executive are currently a party to that certain Employment Agreement, effective as of August 1, 2020 (the “Prior Agreement”);

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein and supersede the terms of the Prior Agreement; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.Term. The Executive’s employment hereunder shall be effective as of the Effective Date and shall continue through December 31, 2031 unless terminated earlier pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.Position and Duties.

2.1Position. During the Employment Term, the Executive shall serve as the Chairman and Chief Creative Officer of the Company, as well as the writer, director and showrunner through season seven of the episodic series currently entitled “The Chosen” (“The Chosen Series”) and as the writer, director and showrunner through season three of the episodic series currently entitled “The Chosen: Moses” (the “Moses Series”). In such position, the Executive shall have such duties, authority, and responsibilities as shall be reasonably determined from time to time by the Board of Directors of the Company, (the “Board”) which duties, authority, and responsibilities are consistent with the Executive's position. The Executive shall, if requested, and subject to the Executive’s approval, also serve as an officer or director of any affiliate of the Company for no additional compensation, unless otherwise agreed on.

2.2Duties. During the Employment Term, the Executive shall devote the Executive's business time and attention to the performance of the Executive's required duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would materially conflict or interfere with the performance of such required services without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (i) with the prior written consent of the Board, in their sole, reasonable, good faith discretion, act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization that is not a direct competitor of the Company and (ii) continue to provide services as a special advisor to the Capra Project (Wonder) provided such service does not exceed 5-10% of his professional time and does not materially interfere with his duties to the Company.

2.3Limited Non-Exclusive Period. Notwithstanding Section 2.2 or anything to the contrary in this Agreement, but at all times subject to all of Executive’s services requirements under (A) the Production Services and Funding Agreement and the Amended and Restated Distribution and Marketing Services Agreement each dated as of June 13, 2024 by and between and Come and See Foundation, Inc. and certain affiliates of the Company, each dated as of June 13, 2024 and as each may be amended from time to time and (B) Executive’s Key Man Acknowledgement, dated as of June 13, 2024 (collectively, the “CAS Agreements”), during (i) the twelve (12) month period immediately following the completion of production of the seventh season of The Chosen Series and prior to the commencement of services required for the Moses Series and (ii) the six (6) month period immediately following the completion of production of the third season of the Moses Series and prior to the commencement of services required on The Way Project, as defined below (each a “Limited Non-Exclusive Period”), Executive may provide services to any third parties in connection with the development, production and post-production of any content, programs and/or productions for exploitation in any and all media that are not an interpretation of, or based upon, the Bible or related Biblical stories (“Biblical Content”), subject at all times to Executive’s first priority obligations to render services to Company in connection with the Delivery Duties and the Marketing Duties (each as defined below) (but for the avoidance of doubt, Executive will continue to provide services to the Company as Chairman and Chief Creative Officer, and, for the avoidance of doubt, must complete all contractual post- production and marketing tasks required under the CAS Agreements throughout either hiatus), but, for the avoidance of doubt, Executive’s exclusive production services to the Company as showrunner, writer, and director shall would not be required during the Limited Non- Exclusive Period. Notwithstanding anything set forth in this provision, the parties acknowledge and agree that the Wonder Services shall not conflict with this provision. In addition, following completion and delivery of the seventh season of The Chosen Series, Executive shall be permitted to provide services to third parties in connection with non- Biblical and non-competing books and podcasts (i.e., which do not compete with those of Company); provided, that such services shall not materially interfere with the performance of his duties under this Agreement. As used herein, the “Delivery Duties” shall mean Executive’s obligation to provide first priority services through the delivery of the final episodes of season 7 of The Chosen Series and (once services on the Moses series are commenced subsequent to the 12 month period set forth above in (i) of this Section 2.3) season 3 of the Moses Series as applicable to each Limited Non-Exclusive Period and otherwise in accordance with the CAS Agreements; and the “Marketing Duties” shall mean Executive’s obligation to provide first priority marketing services and appearances respecting the initial release of each season of The Chosen Series and the Moses Series and such services and appearance shall be of a type and frequency not less than as occurred with respect to the theatrical and VOD releases of Season 4 of The Chosen Series and otherwise in accordance with the CAS Agreements.

3.Place of Performance. The principal place of Executive's employment shall be in Midlothian, Texas and/or Los Angeles, California unless otherwise mutually agreed by Company and Executive; however, the Executive may be required to travel on Company business during the Employment Term with all such travel to be paid for by Company consistent with Executive’s prior travel in connection with The Chosen Series. The Company shall not require Executive to change his principal place of employment to a location other than Midlothian, Texas and/or Los Angeles, California during the Term.

4.Compensation.

4.1Base Salary. The Company shall pay the Executive an annual base salary of $1,000,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. Base salary is currently paid twice per month on the 15th and last day of each month. During the Employment Term, the Executive’s base salary shall be automatically increased by 5% on a cumulative basis effective on each anniversary of the Effective Date. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2Episodic Fees.

(a)During the Employment Term (and for The Chosen Series, beginning with the sixth season of The Chosen Series), the Executive shall receive the following non-applicable fees (i.e. in addition to the Base Salary) for his services on The Chosen Series, the Moses Series and the project currently entitled The Way (the “The Way Project”, and together with The Chosen Series and the Moses Series, each a “Project”) (each to the extent the applicable episodes are produced), which fees shall each automatically be increased by 5% on a cumulative basis effective on each anniversary of the Effective Date. Executive will receive the higher of the WGA/DGA minimum in effect on each anniversary of the Effective Date or a 5% annual increase the previous year’s rate, whichever is higher. If the WGA/DGA minimum exceed the annual 5% increase from the previous year’s rate, the WGA/DGA minimum will be applied as the new rate. For the avoidance of doubt, if a WGA/DGA minimum is implemented, it is done so at that newly established rate for the year, not the newly established rate plus 5%. The rates are as follows:

(i)	Show Runner (EP): $125,000 per episode;
(ii)	Writer (WGA Scale): $41,579 per episode; and
(iii)	Director (DGA Scale): $35,596 per episode.

If Executive elects to render Showrunner, Writer or Director services on any other series produced by Company, then Executive shall receive such fees set forth above for those services.

(b)During the Employment Term, the Executive shall receive an Executive Producer fee of $50,000 per episode for any season of an episodic series or feature film produced by the Company for which the Executive is not the showrunner (“Non- showrunner Projects”), which fees shall each automatically be increased by 5% on a cumulative basis effective on each anniversary of the Effective Date. For the avoidance of doubt, such fee shall be non-applicable to the Base Salary or any other fee due to the Executive herein.

(c)The episodic fees related to the showrunner services earned pursuant to this Section 4.2, if any, will be processed and paid in substantially equal installments commencing with commencement of writing and continuing through final delivery of each applicable episode for each applicable season pursuant to Company’s payroll practices in the Company’s sole reasonable, good faith discretion. Any writer’s fees earned pursuant to this Section 4.2 will be processed and paid on the next regularly scheduled payroll date following Executive’s delivery and the Company’s acceptance of the applicable completed episodic script. Director fees shall be paid pursuant to the DGA Basic Agreement. Notwithstanding the foregoing, any fees earned pursuant to this Section 4.2, shall in all events be paid no later than fifteen (15) days following the end of the fiscal year during the Employment Term in which the applicable fee was earned.

4.3Credit. Provided that Executive is not in uncured, material breach of this Agreement and subject to any applicable and binding collective bargaining agreements, Company shall accord Executive “Executive Producer” credit on all episodes produced for each Project on which Executive actually renders and completes services thereon, including, but not limited to, The Chosen Series, the Moses Series, and The Way Project in the manner consistent with the form and type Executive currently receives with respect to The Chosen Series, as well as all Non-Showrunner Projects. Except as set forth herein, all aspects of Executive’s credit shall be determined by Company in its sole discretion. Company shall use its reasonable good faith efforts to contractually require any third party(ies) to comply with the credit obligations as set forth herein. Promptly following Company’s receipt of Executive’s written and reasonably detailed notice specifying any failure to comply with the credit provision hereunder, Company shall use its reasonable efforts, if not unduly expensive, to prospectively cure such failure with respect to prints made after Company’s receipt of such notice. No casual or inadvertent failure by Company, or any failure by any third party(ies) to comply with the credit obligations of this Section shall be deemed a breach of this Agreement..

4.4Signing Bonus. In addition to the Base Salary, the Company will pay the Executive an additional one-time signing bonus of $1,000,000 within thirty (30) days following the date this Agreement is executed by Executive. In addition, the parties also acknowledge that the Company has previously paid Executive a one-time bonus in the amount of $500,000, in connection with entering into a term sheet setting forth the basic terms for this Agreement.

4.5Performance Bonuses.

(a)To the extent that the net theatrical proceeds to the Company (after deduction for all actual, verifiable, associated costs) in connection with the sixth and seventh seasons of The Chosen Series exceed the projections that have been prepared by Moelis and the Company, as adopted as of the date hereof, the Company will pay the Executive an amount equal to 4% of 100% of such excess net proceeds, up to a cap of $1,000,000, subject to the Executive remaining continuously employed with the Company through the applicable payment date. Any theatrical proceeds bonus earned pursuant to this Section 4.4(a) shall be paid to Executive on the first regularly scheduled payroll date following the final accounting and certification by the Company of the applicable net theatrical proceeds received by the Company.

(b)To the extent that the net merchandising proceeds received by the Company (after deduction for all actual, verifiable, associated costs) from merchandise related to Company owned intellectual property exceed the projections that have been prepared by Moelis and the Company for the forecast period (e.g., fiscal years 2025 through 2029), as adopted as of the date hereof, the Company shall pay the Executive an amount equal to 4% of 100% of such excess net proceeds up to a cap of $1,000,000. For avoidance of doubt, the performance incentive will be calculated based on the total five (5) year performance rather than on a year by year basis, and will be paid in 2030 upon completion of final accounting and certification by the Company of the merchandising net proceeds received by the Company for such period.

(c)For the avoidance of doubt, any such Performance Bonuses shall be non- applicable against any other fees due to the Executive hereunder.

4.6Employee Benefits.

(a)During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time and applicable to similarly situated employees of the Company (collectively, “Employee Benefit Plans”). The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole reasonable, good faith discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(b)The Company agrees to lease a residence in Los Angeles, CA, in 2025, to be mutually agreed upon by Company and Executive, which shall be available for use by the Executive and other employees and production staff of the Company when they are required to perform services in Los Angeles. Upon completion of the seventh season of The Chosen Series, the Executive may elect to have exclusive use of the Los Angeles residence during the remainder of the Employment Term or, in lieu thereof, elect to receive a $20,000 per month stipend from the Company for assistance with the expense of retaining his own residence in Los Angeles.

4.7Vacation; Paid Time Off. During the Employment Term and subject to his service obligations hereunder, the Executive shall be entitled to an unlimited number of paid vacation days per calendar year in accordance with the Company's vacation policies, as in effect from time to time.

4.8Indemnification; Insurance.

(a)In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified, defended and held harmless by the Company from and against any liabilities, fees, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). The Company shall oversee the defense of any such Proceeding, and to the extent Executive is eligible for Indemnification pursuant to this Section 4.8, shall pay all such fees, costs and expenses related to such defense. Should Executive determine there is a potential conflict of interest between Executive and Company, Executive may elect to handle and oversee his own defense in the Proceeding, and the fees, costs and expenses incurred by Executive in defense of any such Proceeding (including reasonable attorneys’ fees, costs and expenses) shall be paid by Company in advance of the final disposition of such Proceeding upon receipt by Company of: (i) a written request for payment; (ii) reasonable documentation evidencing the incurrence, amount and nature of the fees, costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by Company under this Section 4.5. This section 4.5 shall survive the termination of this Agreement and be applicable to any suit made against the Executive during their employment, regardless of whether the Executive is still employed at the time of any Proceeding.

(b)Executive shall be included as an additional named insured under Company’s or The Chosen Texas, LLC’s errors and omissions and general liability insurance policies applicable to each Project, to the extent obtained and maintained and subject to the exclusions and conditions of such policies.

5.Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by the Company at any time and for any reason. The Executive may not terminate his employment hereunder during the Employment Term. On termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1For Cause.

(a)The Executive's employment hereunder may be terminated by the Company for Cause (as defined below). If the Executive's employment is terminated by the Company for Cause, the Executive shall only be entitled to receive:

(i)any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the Termination Date (as defined below), or such earlier date as may be required by law, in accordance with the Company's customary payroll procedures;

(ii)any earned but unpaid Episodic Fees under Section 4.2 or Performance Bonus under Section 4.4(a) with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive's employment is terminated by the Company for Cause, then any such accrued but unpaid Episodic Fees or Performance Bonus shall be forfeited;

(iii)such employee benefits, if any, to which the Executive may be entitled under the Company's employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b)For purposes of this Agreement, “Cause” shall mean:

(i)the Executive's willful failure to perform Executive's required, material duties other than any such failure resulting from incapacity due to physical or mental illness;

(ii)the Executive's willful failure to comply with any valid and legal reasonable directive of the Company, an employee of the Company executing the duties of their role, Board, or any other person or entity to whom the Executive reports;

(iii)the Executive's engagement in proven dishonesty, illegal conduct, or gross misconduct;

(iv)the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

(v)the Executive’s material breach, default or failure to perform any of his obligations under the CAS Agreements applicable to the Executive in his capacity as the “Key Man” and/or relating to the “Key Man Affiliation” each as defined in the CAS Agreements, which material breach remains uncured pursuant to the applicable cure provisions contained in the applicable CAS Agreement;

(vi)the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such misdemeanor is work-related, materially impairs the Executive's ability to perform services for the Company, or results in material, reputational or financial harm to the Company or its affiliates;

(vii)the Executive's material violation of the Company's written policies or codes of conduct that had been provided to Executive, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(viii)the Executive's willful unauthorized disclosure of Confidential Information (as defined below);

(ix)the Executive's uncured, material breach of any material obligation under this Agreement or any other material written agreement between the Executive and the Company; or

(x)the Executive's engagement in conduct that causes the Company to incur actual and significant public disrepute or humiliation, contempt, scandal, or ridicule or which directly affects any of the Projects, the trademarks relating thereto or the Company in any manner (including without limitation, through press coverage referencing any of the Projects or the Company, or in any other manner).

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c)For purposes of this Agreement, “Termination Date” shall mean the effective date of the termination of Executive’s employment pursuant to Section 5 of this Agreement.

5.2Without Cause. The Employment Term and the Executive's employment hereunder may be terminated by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive's compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Executive's execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective the day following the Termination Date (the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a)Continued payment of Executive’s Base Salary for the remainder of the Employment Term, as if Executive’s employment had not so terminated, payable in accordance with the Company’s regular payroll practices as of Executive’s separation from service; provided that, if the Release Execution Period and any period to revoke the Release begins in one taxable year and ends in another taxable year, payment shall not be made until the second taxable year. For clarity, Executive will be engaged on a “pay or play” basis for the Showrunner, Writer and Director services and fees for all episodes of all of each Project actually produced during the Term

(b)If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive's dependents until the earlier of (i) the end of the Employment Term, (ii) Executive ceasing to be eligible for COBRA for any reason or (iii) Executive becoming covered by a new health insurance plan from another employer. Such reimbursement shall be paid to the Executive on the first day of the month immediately following the month in which the Executive timely remits the premium payment. Notwithstanding the foregoing, if the Company's making payments under this Section 5.2(b) would violate the nondiscrimination rules applicable to non- grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(b) in a manner as is necessary to comply with the ACA.

(c)Executive will also be entitled to receive the housing stipend specified in Section 4.6(b) during the remainder of the Term.

(d)Nothing in this Section 5.2 or this Agreement will impact Executive’s indirect ownership in the Company and any and all rights therewith, which will remain in full force and effect regardless of any termination of this Agreement or otherwise.

5.3Death or Disability.

(a)The Executive's employment hereunder shall terminate automatically on the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability (as defined below).

(b)If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)the Accrued Amounts; and

(ii)a lump sum payment equal to the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company's similarly situated executives, but in no event later than two (2) months following the end of the fiscal year in which the Termination Date occurs.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(c)For purposes of this Agreement, “Disability” shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of the Executive's job, for ninety (90) consecutive days, or one hundred twenty (120) days out of any three hundred sixty-five (365) day period; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician selected by the Company and reasonably acceptable to the Executive. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

6.Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Company or Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

7.Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

7.1Confidential Information Defined.

(a)Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all of Company’s proprietary information not known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: The Chosen Series, the Moses Series, The Way, business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and/or buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(b)Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent or applicable NDA); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive's authorized employment duties to the Company acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(c)Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

(d)Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self- regulatory organization, or any other federal or state regulatory authority.

8.Restrictive Covenants.

8.1Acknowledgement. The Executive understands that the nature of the Executive's position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual or artistic services the Executive provides to the Company are unique, special, or extraordinary.

The Executive further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

9.Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

The Company agrees and covenants that it shall direct its senior executives to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

10.Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive's compensation, reflects, in part, the Executive's obligations and the Company's rights under Section 7, Section 8, and Section 9 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company's enforcement thereof.

11.Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8, or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief. The rights and remedies available to the Executive in the event of any breach by the Company of this Agreement or any of the Company’s obligations hereunder shall be limited to the Executive’s right to recover actual monetary damages, if any, and the Executive hereby waives any right or remedy in equity, including without limitation any right to terminate, rescind or cancel this Agreement or the Company’s ownership of any Project or the results and proceeds of the Executive’s services in connection therewith or any other right granted to the Company hereunder and/or to seek injunctive or other equitable relief with respect to any breach of the Company’s obligations hereunder and/or to enjoin or restrain or otherwise impair in any manner the development, financing, production, distribution, exhibition, marketing, promotion or other exploitation of any Project, or any parts or elements thereof, or the use, publication or dissemination of any advertising in connection therewith.

12.Dispute Resolution.

12.1The parties hereto are Christians and believe that the Bible commands them to make every effort to live at peace and to resolve disputes with each other in private or within the Christian church (see Matthew 18:15-20; 1 Corinthians 6:1-8). Therefore, the parties hereto agree that any claim or dispute arising from or related to this Agreement shall be settled by biblically based mediation and, if necessary, legally binding arbitration in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation (the “Rules”), to be held in Dallas County, Texas. Subject to the primacy of applying such Rules, the parties will make best efforts to select an arbitrator who has substantial experience in adjudicating and/or arbitrating disputes in the motion picture and television industry. If the parties are not able to locate an arbitrator with such experience, the parties agree that the arbitrator may (and should) select a Special Master at the parties’ shared expense with substantial experience in the entertainment industry to advise the arbitrator. The parties further agree the matter shall be resolved by a single arbitrator. The arbitrator shall decide all issues and questions of whether a dispute or claim is subject to mediation and/or arbitration pursuant to the Rules and/or of the arbitrability (including the existence, validity, and scope of the arbitration agreement) and/or jurisdiction of a dispute or claim, pursuant to Rules 24 and 34. The arbitration award shall also provide for payment by the non-prevailing party to the prevailing party of all fees and costs incurred in connection with said arbitration, as well as the reasonable outside attorneys’ fees and costs incurred by the prevailing parties. Judgment upon any such arbitration decision or award may be entered in and enforced by any court having jurisdiction thereof.

12.2Each party hereby irrevocably: (i) waives any objection which it may have as to determining the basis for jurisdiction in any claim, action or proceedings arising as a result of this Agreement or related thereto, including any claim for which the tribunal set forth above would be a forum non conveniens for the suit, action or proceedings; (ii) waives any right which it may have to initiate any claim, action or proceedings arising as a result of this Agreement before a court in its own domicile; and (iii) agrees as follows: WAIVER OF JURY TRIAL: EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, THIS AGREEMENT; and (iv) agrees that a final judgment issued in respect of such action, claim or process shall be conclusive and may be enforced by filing legal proceedings in any court in the jurisdiction to which the applicable party and its assets are subject.

13.Proprietary Rights.

13.1Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and/or sales information.

13.2Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive's employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive's possession or control.

14.Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Texas, county of Dallas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15.Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, including but not limited to the Prior Agreement. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and a lawful agent of the Company that has the necessary authority to comply with the terms of this provision.

17.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction and an equivalent adjudicating forum to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court or an equivalent adjudicating forum is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court or equivalent adjudicating forum shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

18.Captions/Headings. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company; provided, however, that Company shall remain secondarily liable with respect to any of its obligations hereunder assigned to any party unless such party is a major, mini-major or independent motion picture production or distribution company, a major television network, a major cable television network, any other similarly financially responsible party, or any other party that controls or is controlled by or is under common control with Company, in which event Company shall be released from any further liability with respect to such assigned obligation. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

21.Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by email, registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

5&2 Studios, Inc.

8291 Baucum Road

Midlothian, TX 76065

Attn : David Stidham, Esq

E-mail: david@thechosen.tv

with a courtesy copy (which shall not constitute notice) to :

c/o Willkie Farr & Gallagher LLP

2029 Century Park East

Los Angeles, CA 90067-2905

Attn: Andrew Kramer, Esq.

E-mail: AKramer@Willkie.com

If to the Executive:

[***]

[***]

22.Representations of the Executive. The Executive represents and warrants to the Company that:

(a)The Executive's acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b)The Executive's acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

23.Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

24.Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

25.Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE		5&2 STUDIOS, INC.

Signature:	/s/ Dallas Jenkins	By:	/s/ Brad Pelo

Print Name:	Dallas Jenkins	Name:	Brad Pelo

		Title:	President

Date:	March 28, 2025	Date:	March 28, 2025